EXHIBIT 12
                                                               ----------

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

                   NEWELL RUBBERMAID INC. AND SUBSIDIARIES
                         STATEMENT OF COMPUTATION OF
                     RATIO OF EARNINGS TO FIXED CHARGES
                      (in thousands, except ratio data)


                                                                  THREE MONTHS ENDED MARCH 31,
                                                                  2001                     2000
                                                                  ----                     ----
                                                                (In thousands, except ratio data)
   Earnings available to fixed charges:
   Income before income taxes                                 $  60,987                  $123,935
   Fixed charges:
       Interest expense                                          39,321                    27,849
   Portion of rent determined to be interest (1)                  8,941                    10,608
   Minority interest in income of subsidiary trust                6,677                     6,685
           Eliminate equity in earnings of
               unconsolidated entities                           (2,306)                   (2,174)
                                                               --------                  --------
                                                               $113,620                  $166,903
                                                               ========                  ========
           Fixed charges:
           Interest expense                                   $  39,321                $  27,849
                    Portion of rent determined to be
                        interest (1)                              8,941                   10,608
                    Minority interest in income of
                        subsidiary trust                          6,677                    6,685
                                                              ---------                ---------
                                                              $  54,939                $  45,142
                                                              =========                =========

   Ratio of earnings to fixed charges                              2.07                     3.70
                                                              =========                =========

   (1) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.

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